Exhibit 16.1






                         March 30, 1998







Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:  Yuasa, Inc.

Ladies and Gentlemen:

     We have read "Change in Independent Accountants" of Yuasa,
Inc.'s Form S-1 dated March 30, 1998 and are in agreement with the statements contained therein.

                              Very truly yours,



                              Price Waterhouse LLP